EXHIBIT 5


                                October 30, 2003



Board of Directors
PennFed Financial Services, Inc.
622 Eagle Rock Avenue
West Orange, New Jersey 07052

Members of the Board:

     We have acted as counsel to PennFed Financial Services, Inc., a Maryland corporation (the "Company"), in connection with the preparation and filing, pursuant to Rule 414(d) under the Securities Act of 1933, as amended (the "Securities Act"), of Post-Effective Amendment No. 1 (the "Amendment") to the Registration Statement on Form S-8 (the "Registration Statement") filed on December 19, 1997 (Registration No. 333-42685) by PennFed Financial Services, Inc., a Delaware corporation ("PennFed Delaware"). The Company is the successor to PennFed Delaware as a result of a reincorporation merger whereby PennFed Delaware merged with and into the Company, its wholly owned subsidiary, with the Company as the surviving corporation, pursuant to the Plan of Reorganization and Agreement of Merger, dated as of September 16, 2003, between the Company and PennFed Delaware (the "Merger Agreement"). The Registration Statement and the Amendment relate to shares of the common stock, par value $0.01 per share (the "Common Stock"), of the Company issuable by the Company (as successor to PennFed Delaware) under the PennFed Financial Services, Inc. 1994 Stock Option and Incentive Plan (the "Plan").

     In this connection, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Plan, the Company's charter and bylaws, PennFed Delaware's certificate of incorporation and bylaws, resolutions of the boards of directors of the Company and PennFed Delaware and such other documents and corporate records as we have deemed appropriate for the purpose of rendering this opinion.

     Based upon the foregoing, it is our opinion that:

1.   The shares of Common Stock being so registered have been duly authorized.

2. The shares of Common Stock to be offered by the Company will be, when and if issued, sold and paid for as contemplated by the Plan, legally issued, fully paid and non-assessable shares of Common Stock of the Company.

     We hereby consent to the inclusion of our opinion as Exhibit 5 to this Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                             Very truly yours,



                                             /s/ SILVER, FREEDMAN & TAFF, L.L.P.